Exhibit 99.1

Bion and Olson Farms/TD Angus Announce Nebraska Sustainable Beef Practices Project

January 9, 2023. New York, NY and North Platte, NE. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in the development of livestock waste treatment technology and premium sustainable beef, and Olson Farms/TD Angus announced a letter of intent to develop a 45,000-head sustainable beef cattle feeding operation near North Platte, Nebraska.

The project will consist of three of Bion’s 15,000-head modules that will include barns with solar panels, manure collection and conditioning, biogas recovery and upgrading, ammonia capture and production of organic fertilizer products, and clean water recovery. All processes and performance will be third-party verified, USDA-certified, and recorded on blockchain, that will support a transparent and sustainable-branded premium product, with dramatic reductions in impacts to air, water, and soil.

Bion and Olson Farms/TD Angus will work together to create a definitive Joint Venture in early 2023, with construction anticipated to commence in the second half 2023. That timeline is expected to produce initial beef and coproduct revenues by the end of 2024 that will ramp up quickly in 2025 to up to 135,000 head of annual production.

Trey Wasserburger, Olson Farms/TD Angus’ partner, stated, “We are excited to make this Bion project a reality. It’s a perfect fit for our ‘conception to consumer’ model, where TD Angus bulls sire commercial calves at ranches all over the country. Those calves are brought back and fed at our family-owned feedyard and, beginning in 2024, harvested in our local producer-owned packing plant. Until now, beef sustainability has always been a proclamation. We look forward to supplying beef that is truly sustainable, for producers and the environment alike, and that have the pedigree and production history to verify it.”

Bill O’Neill, Bion’s CEO, said “We found a great partner in Olson Farms/TD Angus. We are inspired by Kirk Olson’s and Trey’s vision to produce cattle that are better for the consumer, better for the planet, and better for the producer. That’s a perfect complement to our own vision and Bion’s mission. We really look forward to working together with them as we roll out our technology and business platform and demonstrate what truly sustainable beef really is.”

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About Olson Farms/TD Angus: Olson Farms, Inc. is a fifth-generation family owned and operated farming and custom cattle feeding business that currently feeds approximately 50,000 cattle at the southern edge of the Nebraska Sandhills. Olson Farms/TD Angus is a founding member of Sustainable Beef, LLC, a rancher-owned packing plant being developed to process 1,500 head per day near North Platte, NE. Sustainable Beef, LLC, and Walmart recently announced Walmart’s equity investment in Sustainable Beef as “part of a broader strategic partnership to source top-quality angus beef from Sustainable Beef LLC’s new beef processing facility.”

About Bion: Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production, increase its resource efficiencies, and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously prevents pollution to air, water, and soil, while recovering high-value organic fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to true economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct